EXHIBIT 10.5

RingCentral, Inc.

Equity acceleration policy

Effective as of July 28, 2017

This RingCentral, Inc. Equity Acceleration Policy (the “Policy”) is designed to provide equity acceleration benefits to a select group of key employees of RingCentral, Inc. (the “Company”) or any of its subsidiaries if their employment is involuntarily terminated under the circumstances described in this Policy.  The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.  The Policy is effective July 28, 2017.

1.

Administration:  The Policy will be administered by the Compensation Committee of the Board of Directors of the Company or its delegate (in each case, an “Administrator”).  The Administrator will have full discretion to administer and interpret the Policy.  Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.  The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

2.

Eligibility: An individual is only eligible for the benefits under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in such Eligible Employee’s Participation Agreement (as defined below)). An “Eligible Employee” is an employee of the Company or any subsidiary of the Company who has (a) been designated by the Administrator as eligible to participate in the Policy, whether individually or by position or category of position and (b) executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).

3.

Equity Acceleration: On a Qualified Termination, a percentage as shall be set forth in the Eligible Employee’s Participation Agreement of the then-unvested shares subject to each of the Eligible Employee’s then-outstanding Equity Awards, will immediately vest and, in the case of Equity Awards that are stock options and stock appreciation rights, will become exercisable.  For the avoidance of doubt, if an Eligible Employee’s employment with the Company or any subsidiary of the Company terminates in a manner where such termination will constitute a Qualified Termination if a Change of Control occurs within 60 days of the termination date, then any unvested portion of the Eligible Employee’s Equity Awards will remain outstanding for 60 days so that any benefits on a Qualified Termination can be provided if a Change of Control occurs within 60 days following such Eligible Employee’s termination date (provided that in no event will the terminated Eligible Employee’s Equity Awards that are stock options or similar Equity Awards remain outstanding beyond the Equity Award’s maximum term).  In such case, if no Change of Control occurs within 60 days following the termination date, any unvested portion of the Eligible Employee’s Equity Awards automatically will be forfeited permanently without having vested.

4.

Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive have been paid under this Policy, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.

5.

Forfeiture/Clawback: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will cease receiving any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (or any financial gain derived from such payments or benefits).

6.

Release:  The Eligible Employee’s receipt of the benefits under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard terms and conditions) (the “Release”) which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s termination of employment (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to benefits under this Policy.  In no event will benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable.

7.

Section 409A:  The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent.  No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A.  If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment.  The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.  Each payment, installment, and benefit payable under this Policy is a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).  In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.

8.	Parachute Payments:
a.

Reduction of Severance Benefits.  Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards.

b.

Determination of Excise Tax Liability.  The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments.  The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time.  For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code.  The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments.  The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.  Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.

9.	Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.
10.

Amendment: The Administrator may amend the Policy at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment on any Eligible Employee or on any other individual; provided, however, that any amendment of the Policy that is adverse to an Eligible Employee will not be effective with respect to such Eligible Employee without such Eligible Employee’s prior written consent.  Any action to amend the Policy will be taken in a non-fiduciary capacity.

11.

Claims Procedure:  Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based.  The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial.  The denial notice will be provided within 90 days after the claim is received.  If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

12.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim.  Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review.  The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing.  The Administrator will provide written notice of the decision on review within 60 days after it receives a review request.  If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based.  The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

13.

Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

14.

Effect of Other Benefits/At Will-Status.  All other compensation and benefits shall be governed by the applicable Company plan or agreement.  This Policy is not intended to, and does not, create an employment or service relationship for any fixed term.

15.

Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

16.

Definitions:  Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:

a.

“Cause” means, unless otherwise defined in the Participation Agreement, the Eligible Employee’s (i) commission of fraud, misappropriation, embezzlement or breach of fiduciary duty, (ii) material breach or repeated failure to perform the Eligible Employee’s employment duties to the Company or the subsidiary of the Company employing the Eligible Employee, (iii) material breach of the Eligible Employee’s confidentiality agreement or any other similar agreement between the Eligible Employee and the Company or any subsidiary of the Company, (iv) conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Eligible Employee’s performance of the Eligible Employee’s employment duties), or (v)  commission of any act of fraud or embezzlement or any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company or any of its subsidiaries.

b.

“Change of Control” means the occurrence of any of the following events: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, but excluding in the case of (i) and (ii), (x) any consolidation or merger effected exclusively to change the domicile or state of incorporation of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

c.	“Change of Control Period” means the period beginning 60 days prior to a Change of Control and ending 12 months following a Change of Control.
d.

“Disability” means the Eligible Employee has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Alternatively, the Eligible Employee will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Eligible Employee’s employment. In the event that the Eligible Employee resumes the performance of substantially all of the Eligible Employee’s duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

e.

“Equity Awards” means, individually or collectively, a grant by the Company of stock options, stock appreciation rights, restricted stock, restricted stock units or any other award of equity interests in the Company as determined by the Administrator.

f.

“Good Reason” means, unless otherwise defined in the Participation Agreement, an Eligible Employee’s resignation of employment from all positions the Eligible Employee holds with the Company and its subsidiaries (or the acquirer) following the occurrence of at least one of the following events that occurs without the Eligible Employee’s consent:  (i) a material diminution of at least five percent (5%) in the Eligible Employee’s overall annual compensation (it being agreed that the Eligible Employee’s failure to achieve or be paid any target bonus does not constitute a 5% reduction of the Eligible Employee’s overall compensation), (ii) a material diminution in the Eligible Employee’s authority, responsibilities, or duties (except that a change in job position or title, without more, shall not be a material diminution), (iii) a material diminution in the authority, responsibilities, or duties of the supervisor to whom the Eligible Employee reports either immediately prior to or after the Change of Control, or (iv) the Company or acquirer’s requirement that the Eligible Employee relocate his or her primary work location to a location that would increase the Eligible Employee’s one-way commute distance by more than 30 miles (than the Eligible Employee’s current commute distance to the Company’s then-current corporate offices).  For Good Reason to be established, the Eligible Employee must provide written notice to the Company’s General Counsel within 90 days immediately following such event, the Company must fail to remedy such event within 30 days after receipt of such notice, and the Eligible Employee’s resignation must be effective not later than 90 days after the expiration of such cure period.  For purposes of notice, if a “diminution” occurs incrementally over a period of time (not to exceed 12 months from the date of the Change of Control), the “event” shall not be deemed to occur until the end of such diminution period.

g.

“Qualified Termination” means a termination of the Eligible Employee’s employment (i) either (A) by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or (B) by the Eligible Employee for Good Reason, in either case, during the Change of Control Period.

17.	Additional Information:

Plan Name:	RingCentral, Inc. Equity Acceleration Policy

Plan Sponsor:	RingCentral, Inc.
20 Davis Drive
Belmont, CA 94002

Identification Numbers:	EIN: 94-3322844

Plan Number: 501

Plan Year:	Company’s Fiscal Year

Plan Administrator:	RingCentral, Inc.
Attention: Administrator of the RingCentral, Inc. Equity Acceleration Policy
20 Davis Drive
Belmont, CA 94002

Agent for Service of
Legal Process:	RingCentral, Inc.
Attention: General Counsel
20 Davis Drive
Belmont, CA 94002

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500).  These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator.  A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy.  The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees.  No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA.  If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial.  An Eligible Employee has the right to have the denial of their claim reviewed.  (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights.  For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court.  In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court.  If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees.  If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees.  If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator.  If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.  An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

RingCentral, Inc. Equity Acceleration Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between _________________ on the one hand, and RingCentral, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, pursuant to which you are eligible to receive equity acceleration in accordance with the terms and conditions of the Policy.

Equity Acceleration: [percentage] of the then-outstanding unvested Equity Awards (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an Equity Award may vest and become exercisable pursuant to this provision).

Other Provisions

Except as set forth in this paragraph, you agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any double trigger equity acceleration provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company. To the extent not amended by the Policy or the Agreement, each offer letter, employment agreement or equity award agreement entered into between you and the Company remains in full force and effect.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

RingCentral, Inc.

By:	Signature:

Date:	Date: